Exhibit 19.2

NATHAN'S FAMOUS, INC.

Subject: POLICY ON TRADING PROCEDURES FOR COVERED INDIVIDUALS

Effective Date: May 31, 2023

Affects: Members of the Board of Directors, Executive Officers and Designated Individuals

1. Covered Individuals.

In addition to the policies and procedures that apply to all employees generally under the Nathan's Famous, Inc. Policy on Insider Trading, the policies and procedures contained in this Policy on Trading Procedures for Covered Individuals (combined with the Company’s Policy on Insider Trading, the “Policy”) apply to the following persons (collectively, the “Covered Individuals”).

●	All members of the Board of Directors and all Executive Officers who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”); and

●	Any other persons designated from time to time by the Audit Committee and/or the Chief Financial Officer.

For clarity, a current list of Covered Individuals (by title) is attached to this Policy as

Exhibit A.

2. Overview.

The Policy establishes procedures and guidelines for buying or selling securities issued by the Company.

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The Policy provides that, if you are aware of information regarding the Company that is material and is not generally known to the public, you may not buy, sell, or otherwise transact in the Company’s securities, and you may not share that information with others.

●	The Policy provides for “blackout periods” during which Covered Individuals are prohibited from buying or selling Company securities.

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The Policy requires that all Covered Individuals obtain clearance from our Chief Financial Officer before buying or selling any Company securities, including during periods when the Company is not in a blackout.

These prohibitions apply to any security of the Company and its subsidiaries, including debt securities, and derivative securities, such as stock options – not just common stock of the Company that you may hold outright.

You should review this Policy in detail and contact the Company’s Chief Financial Officer if you have any questions. You should note, however, that as a matter of law and corporate policy, you are ultimately responsible for conforming your actions to the requirements of the insider trading laws and this Policy. Regardless of any advice or information you receive, you will bear the consequences of any legal violations or violations of this Policy. Furthermore, the Chief Financial Officer's failure to raise an objection to a transaction will not constitute a recommendation by the Company or any of its directors, officers or employees that you engage in that transaction.

Once you have carefully reviewed this Policy, please sign the attached Management Insider Trading Policy Compliance Statement and return it to our Chief Financial Officer.

Violating the insider trading laws can result in significant criminal and civil liabilities, including imprisonment of up to 20 years and fines of up to $5,000,000. Furthermore, failure to observe and comply with all of the provisions contained in this Policy may subject you to disciplinary action by the Company, including discharge from employment or service.

3. Blackout Periods.

Throughout the year, there are certain periods during which Covered Individuals are more likely be in possession of material non-public information regarding the Company, including the Company’s results of operations, cash flows and financial condition.

As a result, Covered Individuals may not trade in the Company’s securities during a “blackout period” beginning on the fifteenth (15th) day of the third month of each fiscal quarter and continuing through the second full trading day after the Company publicly releases its earnings for that fiscal quarter (or the fiscal year in the case of the fourth fiscal quarter).

In other words, the only period during which you may be permitted to trade in the Company’s securities (referred to as a “trading window”) begins on the third trading day following the Company’s public release of earnings for the prior fiscal quarter (or fiscal year, as applicable), which trading window continues through the fourteenth (14th) day of the third month of the then-current quarter. However, please remember that you remain subject to the insider trading laws at all times and, accordingly, you are prohibited from engaging in transactions even during this trading window if you are aware of any material, non-public information about the Company.

To illustrate the “blackout period” and “trading window” concepts:

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For the quarter ended June 30, the blackout period runs from the opening of the market on June 15th through the end of the second full trading day after the Company releases earnings for that quarter (which typically would be expected in early August). No trading is allowed during that blackout period.

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The trading window re-opens in early August, on the third trading day after earnings are released. The trading window then remains open through September 14th, and the next blackout period begins on September 15th.

In addition, there may be other circumstances where the Company will impose a temporary blackout period on the Covered Individuals and/or other employees if the Chief Financial Officer or the Company’s Board of Directors determines that circumstances warrant a halt in trading by Covered Individuals, such as when the Company is involved in a material transaction which could have an impact on the market price of the Company’s securities. The Chief Financial Officer will notify Covered Individuals of the existence of any temporary blackout period. Covered Individuals may not trade in the Company’s securities until the temporary blackout period expires or is terminated, and they are prohibited from disclosing the existence of the temporary blackout period to any other persons.

Transactions that comply with pre-arranged written plans pursuant to SEC Rule 10b5-1 are permissible during blackout periods, subject to the conditions described below.

4. Pre-Clearance on Trading.

To minimize the risk of an inadvertent violation of the securities laws, all Covered Individuals must receive the permission of the Chief Financial Officer (“pre-clearance”) before engaging in any transaction (purchase, sale, gift or other transfer, option exercise, etc.) in Company securities, even during a permitted trading window. A request for pre-clearance should be submitted, via e-mail, to the Chief Financial Officer at least one business day in advance of the proposed transaction. When requesting pre-clearance, you should confirm in the request that you (i) have reviewed this Policy and (ii) are not aware of any material non-public information about the Company. The Chief Financial Officer is under no obligation to approve any trade.

Written permission via e-mail will be given for a specified period, but the Covered Individual will continue to be subject to the prohibition on trading while aware of material, non-public information. If the proposed transaction receives pre-clearance, you have two business days from receiving the pre-clearance to submit your transaction order to your broker. If you do not submit the order within that time frame, you must again request pre-clearance. As previously indicated, the Chief Financial Officer's clearance for a transaction will not constitute a recommendation by the Company or any of its directors, officers or employees that you engage in that transaction and you bear the ultimate responsibility for confirming your actions to the requirements of the insider trading laws. All Covered Individuals must use their own judgment in determining whether it is appropriate under the Policy to enter into a particular transaction.

5. Transactions by Family Members.

The restrictions on trading Company securities imposed by this Policy, including the “blackout period” trading prohibitions and pre-clearance requirements set forth in Sections 3 and 4 above, also apply to (a) the members of your immediate family who reside with you (i.e., any spouse, parents, children (including children away at college), grandchildren, grandparents, in-laws and siblings), any other persons living in your household and (b) any family members who do not live with you but whose transactions in Company securities are directed by, or subject to, your influence or control. Accordingly, you are responsible for informing any such persons of this Policy and ensuring that they conform their actions to the requirements of this Policy.

6. Company Plans.

The restrictions imposed by this Policy also apply to your acquisition of Company stock through Company plans, as follows:

Stock Option Exercises. While the restrictions in this Policy do not apply to the exercise of stock options granted to you by the Company, they do apply to sales of securities acquired through the exercise of those options (including any sale as part of a broker-assisted cashless exercise of stock options). The Policy does not apply to have the Company withhold shares subject to a stock option to satisfy tax withholding requirements.

Restricted Stock and Restricted Stock Units. The Policy does not apply to the vesting and settlement of restricted stock and restricted stock units (including performance units), or the withholding of stock by the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of stock after vesting.

7. 10b5-1 Plans

SEC Rule 10b5-1 may provide a defense from insider trading liability. To be eligible to rely on this defense, you must enter into a “10b5-1 plan” for trading in Company securities that meets the requirements of Rule 10b5-1 and Securities and Exchange Commission rules.

Any Covered Individual who wishes to enter into a 10b5-1 plan must submit the trading plan to the Chief Financial Officer for prior written approval at least five business days prior to the entry into the plan. Subsequent modifications to any 10b5-1 plan must also be pre-approved by the Chief Financial Officer. Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time.

8. Transactions in Other Public Company Securities.

If you are working or advising on a matter involving another publicly-held company, including a supplier, distributor, vendor, customer, partner, or company with which the Company has entered into or is negotiating a business or contractual relationship or transaction, you may not trade in the securities of such company on the basis of material non-public information. Additionally, if you are aware of material non-public information about any such company, you must not recommend or suggest that anyone buy, sell or retain securities of that company.

Regardless of whether you are working on a matter involving any of the foregoing types of suppliers, vendors, etc., you must notify the Company’s Chief Financial Officer before taking a “material position” in the securities, or becoming a member of the Board of Directors, of such a company. For these purposes, “taking a material position” means acquiring beneficial ownership of greater than 5% of such outstanding securities or investing 10% or more of your net worth in such securities.

9. Other Trading Restrictions.

Covered Individuals should have long-term financial interests that are fully aligned with the interests of the Company’s stockholders. For this reason, in addition to the trading restrictions described above, you are specifically prohibited from engaging in any of the following activities with respect to the Company’s securities:

(a) Short selling Company securities (i.e., selling securities you do not own at the time of sale);

(b) Buying or selling “uncovered” put options, call options or other derivative securities relating to the Company on a securities exchange or in any other organized securities market;

(c) Purchasing securities or other financial instruments, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities or diminish the full ownership risks and rewards of your direct or indirect Company stock holdings. Examples of such prohibited transactions include “costless collars,” forward sale contracts, equity swaps, and exchange funds;

(d) Purchasing Company securities on margin;

(e) Borrowing against Company securities in a margin account; or

(f) Pledging Company securities (such as putting the stock up as collateral for a mortgage or other type of loan).

Furthermore, the Company strongly discourages you from actively trading in the Company’s stock. To mitigate the risk of violating the SEC’s “short-swing” rules, you should expect to hold any shares of Company stock that you acquire for at least six months before you sell them, unless the stock is subject to a forced sale or was originally received upon exercise of a stock option.

10. Post-Termination Transactions.

This Policy applies even after termination of your employment or service with the Company. If your service as a director, officer or employee of the Company terminates during a blackout period applicable to you or otherwise while you are aware of material non-public information regarding the Company, you will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until such blackout period ends or otherwise until the information has become public or is no longer material.

11. Stop-Transfer Instructions.

The Company may, in its discretion, provide stop transfer instructions to its transfer agent in order to enforce trading restrictions imposed by the Policy, including, without limitation, restrictions relating to blackout periods or post-termination transactions.

If you have any questions concerning the propriety of a proposed transaction, or a question about this Policy generally, you are encouraged to contact our Company’s Chief Financial Officer.

Failure to observe and comply with all of the provisions contained in this Policy may subject you to disciplinary action by the Company, including discharge. The Company reserves the right to amend this Policy at any time, but intends to provide reasonable written notification of any such revision.

Exhibit A

Covered Persons as of June 2023

1. All members of the Board of Directors

2. Chief Executive Officer

3. Vice President, Chief Financial Officer, Treasurer and Secretary

4. Senior Vice President – Food Service

Insider Trading Policy Compliance Statement

TO: Nathan's Famous, Inc. (the “Company”)

RE: Policy on Insider Trading for Covered Individuals

I have carefully reviewed each of the Policy on Trading Procedures for Covered Individuals, and the Company’s Policy on Insider Trading applicable to all directors, officers and employees (together, the “Policy”) and understand all of its provisions. I certify that, to the best of my knowledge, I have complied with the Policy and the applicable procedures since such date (or during my term of employment, directorship, or provision of services, if after such date) and that I will continue to adhere to the Policy and the applicable procedures in the future.

Without limiting the preceding paragraph, I understand that the Chief Financial Officer will be required, and will have the discretion to, exercise judgment in determining whether to (a) approve particular transactions by me or my affiliates in Company securities or my establishment of any plans or arrangements for trading in Company securities (including a “10b5-1 plan”) or (b) subject me or my affiliates to any temporary “blackout periods.” I recognize that the Chief Financial Officer will be required to analyze and assess any request I may make to engage in a particular transaction or to establish any plan or arrangement relating to trading in the Company’s securities, based on verifiable information available to the Chief Financial Officer at the time of the request and in the context of the Company’s intent to preserve its reputation for maintaining the highest legal, business and ethical standards, as well as the Company’s obligation to comply with all laws and regulations pertaining to insider trading. I acknowledge and affirm that the Chief Financial Officer's determination with regard to any particular transaction, plan or arrangement or blackout period will be made solely on behalf of, and for the benefit of, the Company and further acknowledge and affirm the Chief Financial Officer's right to make that determination in the Chief Financial Officer's sole discretion. I hereby agree to be bound by, and to accept without objection, any determination of the Chief Financial Officer not to permit any such transaction, plan or arrangement or to subject me to any such blackout period.

I realize that failure to observe and comply with all of the provisions contained in this Policy and the General Policy may subject me to disciplinary action by the Company, including discharge.

Acknowledged by:

Signature: ___________________________________  Date: ___________________

Print Name: _________________________________

Title: ______________________________________